EX 99.1
UCP REPORTS SECOND QUARTER 2015 RESULTS

-Backlog Units More than Double to 274 Homes in Second Quarter 2015 -
-Homebuilding Gross Margin Improves Sequentially to 17.1% in Second Quarter 2015 -

San Jose, California, August 10, 2015. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended June 30, 2015.

Second Quarter 2015 Highlights Compared to Second Quarter 2014

•	Net new home orders improved 54.9% to 206 units

•	Unit backlog increased 121.0% to 274 units

•	Backlog on a dollar basis expanded to $112.1 million, compared to $39.7 million

•	Revenue from homebuilding operations increased 1.5% to $50.8 million

•	New homes deliveries grew 11.6% to 154 units

•	General and administrative expense reduced by 6.6% to $6.5 million

•	Average selling communities of 29, compared to 27

“During the second quarter 2015 we remained focused on achieving profitability. During the quarter we made further progress on improving our gross margins on a sequential basis while also rationalizing our G&A expense,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “Our growth in deliveries though traditional dirt sales versus spec is resulting in steady improvement in our backlog units and margins. We are also more actively monitoring our G&A expense and remain committed to establishing a more efficient cost base to leverage our rising community count and net new home orders. Into the second half of 2015, we aim to continue growing our business in a disciplined manner to capitalize on the favorable demand environment in our markets and realize additional benefits from the incremental improvements we are making in our operations.”

Second Quarter 2015 Operating Results
Total consolidated revenues including homebuilding, land development and other revenues, for the second quarter 2015 were $54.7 million, compared to $63.6 million in the prior year period, attributable to lower land development revenue.

Revenue from homebuilding operations in the second quarter 2015 grew 1.5% to $50.8 million, compared to $50.0 million for the prior year period. The improvement was primarily the result of an increase in the number of homes delivered to 154 during the second quarter, compared to 138 homes during the prior year period. The growth in deliveries was partly due to an increase in the number of average selling communities to 29 in the second quarter, compared to an average of 27 selling communities in the prior year period. Active selling communities consists of those communities where we have more than 15 homes remaining to sell. The average selling price for home sales was approximately $330,000 during the second quarter of 2015, compared to approximately $362,000 during the prior year period. The reduction in average selling price was primarily a result of geographic mix.

Net new home orders in the quarter increased 54.9% to 206 from 133 in the prior year period, primarily as the result of an increase in average active selling communities. Unit backlog at the end of the quarter was 274, compared to 124 at the end of prior year period and backlog on a dollar basis increased to $112.1 million, compared to $39.7 million at the end of prior year period.

Consolidated gross margin percentage in the second quarter 2015 was 17.0%, compared to 18.8% in the prior year period. Homebuilding gross margin percentage was 17.1%, compared to 17.9% in the prior year period. Adjusted homebuilding gross margin percentage was 19.0%, compared to 19.9% in the prior year period, due to a shift in product and regional mix of the homes sold, but increased compared to 18.6% in the first quarter 2015.

Sales and marketing expense for the second quarter 2015 was $4.4 million, compared to $3.8 million in the same prior year period, due to the increase in homes delivered and the number of selling communities being marketed. As a percentage of total revenue, sales and marketing expense was 8.0% in the second quarter, compared to 5.9% in the prior year period, primarily as a result of a higher transaction cost per home.

General and administrative expense for the current quarter was $6.5 million, compared to $6.9 million in the prior year period. As a percentage of total revenue, general and administrative expense was 11.8% for the second quarter, compared to 10.9% for the prior year period, as a result of lower land development revenue which more than offset cost rationalizations and a reduction in fixed costs.

Net loss attributable to shareholders of UCP was $0.7 million, or $0.08 per share, compared to net income attributable to shareholders of UCP of $0.2 million, or $0.02 per share, in the prior year period. The Company’s weighted average basic and diluted shares outstanding was 7.9 million, compared to 7.9 million shares in the prior year quarter.

Total lots owned and controlled increased to 7,441, compared to 6,368 at December 31, 2014. The Company continues to actively pursue opportunities to acquire land in desirable and high growth areas in its attractive markets.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties on Monday, August 10, 2015, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the Union Community Partners Second Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through September 10, 2015, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13615518. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.

UCP is a homebuilder and land developer with land acquisition and entitlement expertise with operations in California, Washington State, North Carolina, South Carolina, and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design, and customer-centric service and warranty programs.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:

Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$38,047	$42,033
Restricted cash	250	250
Real estate inventories	349,550	321,693
Fixed assets, net	1,552	1,571
Intangible assets, net	486	586
Goodwill	4,223	4,223
Receivables	1,180	1,291
Other assets	6,266	5,804
Total assets	$401,554	$377,451

Liabilities and equity
Accounts payable and accrued liabilities	$36,227	$30,733
Notes payable	84,827	60,901
Senior notes, net	74,630	74,550
Total liabilities	195,684	166,184

Commitments and contingencies (Note 10)

Shareholders’ Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding at June 30, 2015; no shares issued and outstanding at December 31, 2014	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 7,933,388 issued and outstanding at June 30, 2015; 7,922,216 issued and outstanding at December 31, 2014	79	79
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding at June 30, 2015; 100 issued and outstanding at December 31, 2014	—	—
Additional paid-in capital	94,632	94,110
Accumulated deficit	(9,442)	(6,934)
Total UCP, Inc. stockholders’ equity	85,269	87,255
Noncontrolling interest	120,601	124,012
Total equity	205,870	211,267
Total liabilities and equity	$401,554	$377,451

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE:
Homebuilding	$50,785	$50,010	$93,421	$75,456
Land development	1,920	12,075	2,040	12,249
Other revenue	2,021	1,518	2,788	1,518
Total revenue:	54,726	63,603	98,249	89,223

COSTS AND EXPENSES:
Cost of sales - homebuilding	42,120	41,076	77,738	61,876
Cost of sales - land development	1,543	9,241	1,548	9,387
Cost of sales - other revenue	1,742	1,329	2,405	1,329
Sales and Marketing	4,357	3,765	8,553	6,321
General and Administrative	6,453	6,909	13,772	13,180
Total costs and expenses	56,215	62,320	104,016	92,093
Income (loss) from operations	(1,489)	1,283	(5,767)	(2,870)
Other income, net	30	13	131	86
Net income (loss) before income taxes	(1,459)	1,296	(5,636)	(2,784)
Provision for income taxes	—	—	—	—
Net income (loss)	$(1,459)	$1,296	$(5,636)	$(2,784)
Net income (loss) attributable to noncontrolling interest	$(791)	$1,117	$(3,128)	$(467)
Net income (loss) attributable to shareholders of UCP, Inc.	(668)	179	(2,508)	(2,317)
Other comprehensive loss, net of tax	—	—	—	—
Comprehensive income (loss)	$(1,459)	$1,296	$(5,636)	$(2,784)
Comprehensive income (loss) attributable to noncontrolling interest	$(791)	$1,117	$(3,128)	$(467)
Comprehensive income (loss) attributable to shareholders of UCP, Inc.	$(668)	$179	$(2,508)	$(2,317)

Earnings (loss) per share:
Basic	$(0.08)	$0.02	$(0.32)	$(0.30)
Diluted	$(0.08)	$0.02	$(0.32)	$(0.30)

Weighted average common shares:
Basic	7,932,037	7,835,562	7,927,708	7,827,999
Diluted	7,932,037	7,922,644	7,927,708	7,827,999

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net loss	$(5,636)	$(2,784)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	1,242	2,149
Abandonment charges	2	173
Depreciation and amortization	304	268
Fair value adjustment of contingent consideration	212	—
Changes in operating assets and liabilities:
Real estate inventories	(27,076)	(48,147)
Receivables	111	155
Other assets	(711)	(2,362)
Accounts payable and accrued liabilities	5,280	1,915
Net cash used in operating activities	(26,272)	(48,633)
Investing activities
Purchases of fixed assets	(267)	(536)
Citizens acquisition	—	(14,006)
Restricted cash	—	(250)
Net cash used in investing activities	(267)	(14,792)
Financing activities
Distribution to noncontrolling interest	(981)	—
Proceeds from notes payable	59,168	37,017
Repayment of notes payable	(35,162)	(21,110)
Debt issuance costs	(450)	—
Repurchase of Class A common stock for settlement of employee withholding taxes	(22)	(814)
Net cash provided by financing activities	22,553	15,093
Net decrease in cash and cash equivalents	(3,986)	(48,332)
Cash and cash equivalents – beginning of period	42,033	87,503
Cash and cash equivalents – end of period	$38,047	$39,171

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$83	$141
Fair value of assets acquired from the acquisition of business	—	$20,258
Cash Paid for the acquisition of business	—	$(14,006)
Contingent consideration and liabilities assumed	—	$6,252

Issuance of Class A common stock for vested restricted stock units	$98	$2,074

Appendix A
Select Operating Data by Region

	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	% Change	June 30, 2015	June 30, 2014	% Change
Revenue from Homebuilding Operations (in thousands)
West	$35,746	$41,306	(13.5)%	$68,974	$66,752	(13.5)%
East	15,039	8,704	72.8%	24,447	8,704	72.8%
Total	$50,785	$50,010	1.5%	$93,421	$75,456	1.5%

Homes Delivered
West	85	101	(15.8)%	163	153	6.5%
East	69	37	86.5%	113	37	205.4%
Total	154	138	11.6%	276	190	45.3%

Average Selling Price for Home Sales (in thousands)
West	$421	$409	2.9%	$423	$436	(3.0)%
East	$218	$235	(7.2)%	$216	$235	(8.1)%
Total	$330	$362	(8.8)%	$338	$397	(14.9)%

Net New Home Orders
West	137	109	25.7%	295	193	52.8%
East	69	24	187.5%	165	24	587.5%
Total	206	133	54.9%	460	217	112.0%

Average Selling Communities
West	17	12	41.7%	17	12	41.7%
East	12	15	(20.0)%	10	7	42.9%
Total	29	27	7.4%	27	19	42.1%

Backlog Units
West				193	75	157.3%
East				81	49	65.3%
Total				274	124	121.0%

Backlog Dollar Basis (in thousands)
West				$94,282	$29,361	221.1%
East				17,777	10,373	71.4%
Total				$112,059	$39,734	182.0%

Owned Lots
West				4,089	4,439	(7.9)%
East				946	200	373.0%
Total				5,035	4,639	8.5%

Controlled Lots
West				578	619	(6.6)%
East				1,828	437	318.3%
Total				2,406	1,056	127.8%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended June 30,
	2015	%	2014	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$54,726	100.0%	$63,603	100.0%
Cost of Sales	45,405	83.0%	51,646	81.2%
Gross Margin	9,321	17.0%	11,957	18.8%
Add: interest in cost of sales	1,049	1.9%	1,038	1.6%
Add: impairment and abandonment charges	—	—%	140	0.2%
Adjusted Gross Margin(1)	$10,370	18.9%	$13,135	20.7%
Consolidated Gross margin percentage	17.0%		18.8%
Consolidated Adjusted gross margin percentage	18.9%		20.7%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$50,785	100.0%	$50,010	100.0%
Cost of home sales	42,120	82.9%	41,076	82.1%
Homebuilding gross margin	8,665	17.1%	8,934	17.9%
Add: interest in cost of home sales	1,000	2.0%	1,035	2.1%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$9,665	19.0%	$9,969	19.9%
Homebuilding gross margin percentage	17.1%		17.9%
Adjusted homebuilding gross margin percentage	19.0%		19.9%

Land Development Adjusted Gross Margin
Land development revenue	$1,920	100.0%	$12,075	100.0%
Cost of land development	1,543	80.4%	9,241	76.5%
Land development gross margin	377	19.6%	2,834	23.5%
Add: interest in cost of land development	49	2.6%	3	—%
Add: Impairment and abandonment charges	—	—%	140	1.2%
Adjusted land development gross margin(1)	$426	22.2%	$2,977	24.7%
Land development gross margin percentage	19.6%		23.5%
Adjusted land development gross margin percentage	22.2%		24.7%

Other Revenue Gross and Adjusted Margin
Revenue	$2,021	100.0%	$1,518	100.0%
Cost of revenue	1,742	86.2%	1,329	87.5%
Other revenue gross and adjusted margin	$279	13.8%	$189	12.5%
Other revenue gross and adjusted margin percentage	13.8%		12.5%

Gross Margin and Adjusted Gross Margin

	Six Months Ended June 30,
	2015	%	2014	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$98,249	100.0%	$89,223	100.0%
Cost of Sales	81,691	83.1%	72,592	81.4%
Gross Margin	16,558	16.9%	16,631	18.6%
Add: interest in cost of sales	1,973	2.0%	1,476	1.8%
Add: impairment and abandonment charges	2	—%	173	0.2%
Adjusted Gross Margin(1)	$18,533	18.9%	$18,280	20.5%
Consolidated Gross margin percentage	16.9%		18.6%
Consolidated Adjusted gross margin percentage	18.9%		20.5%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$93,421	100.0%	$75,456	100.0%
Cost of home sales	77,738	83.2%	61,876	82.0%
Homebuilding gross margin	15,683	16.8%	13,580	18.0%
Add: interest in cost of home sales	1,924	2.1%	1,473	2.0%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$17,607	18.8%	$15,053	19.9%
Homebuilding gross margin percentage	16.8%		18.0%
Adjusted homebuilding gross margin percentage	18.8%		19.9%

Land Development Adjusted Gross Margin
Land development revenue	$2,040	100.0%	$12,249	100.0%
Cost of land development	1,548	75.9%	9,387	76.6%
Land development gross margin	492	24.1%	2,862	23.4%
Add: interest in cost of land development	49	2.4%	3	—%
Add: Impairment and abandonment charges	2	0.1%	173	1.4%
Adjusted land development gross margin(1)	$543	26.6%	$3,038	24.8%
Land development gross margin percentage	24.1%		23.4%
Adjusted land development gross margin percentage	26.6%		24.8%

Other Revenue Gross and Adjusted Margin
Revenue	$2,788	100.0%	$1,518	100.0%
Cost of revenue	2,405	86.3%	1,329	87.5%
Other revenue gross and adjusted margin	$383	13.7%	$189	12.5%
Other revenue gross and adjusted margin percentage	13.7%		12.5%
* Percentages may not add due to rounding.

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At June 30, 2015	At December 31, 2014
Debt	$159,457	$135,451
Equity	205,870	211,267
Total capital	$365,327	$346,718
Ratio of debt-to-capital	43.6%	39.1%
Debt	$159,457	$135,451
Less: cash and cash equivalents	38,047	42,033
Net debt	121,410	93,418
Equity	205,870	211,267
Total capital	$327,280	$304,685
Ratio of net debt-to-capital(1)	37.1%	30.7%

(1) The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.